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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2014

Red Bank, N.J.  October 30, 2014   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) today announced a quarterly distribution of $0.39 per unit for the fourth quarter of fiscal 2014, payable on November 26, 2014 to holders of record on November 14, 2014. Natural gas sold during the third calendar quarter of 2014 is the primary source of royalty income on which the November distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.39 per unit is 26.42%, or $0.14 per unit, lower than the distribution of $0.53 per unit for the fourth quarter of fiscal 2013. Preliminary data suggests that the reduction in this quarter's distribution resulted from lower gas sales, lower gas prices and lower average exchange
rates.   Specific details will be available in the earnings press release scheduled for publication on or about November 14, 2014.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. The operating companies may make further adjustments during the quarter based on the recalculation of royalties payable for prior periods, and the Trust has no means of predicting such adjustments

The table below shows an estimate of the amount of royalties anticipated to be received in the first quarter of fiscal 2015 based on the actual amount of royalties that were payable to the Trust for the third calendar quarter of 2014. Amounts in dollars are based on the current exchange rate of 1.2741. Actual royalty income in dollars is valued based on exchange rates on the days funds are transferred. The November estimate below includes adjustments totaling Euros 194,765 for the overpayment of royalties which occurred in the preceding quarter and an additional negative adjustment of Euros 492,790 for calendar 2013 reflecting an average price reduction of approximately 5%.

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Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
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    November           Euros   279,747       $  356,426           $0.039
    December           Euros   967,302       $1,232,439           $0.134
    January            Euros   967,302       $1,232,439           $0.134
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The cumulative distributions for fiscal 2014, which include this November distribution and the three prior quarterly distributions, are $1.95 per unit as compared to $2.25 per unit for fiscal 2013. The cumulative distributions for fiscal 2014 are 13.33% or $0.30 per unit lower than the cumulative distributions for fiscal 2013. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.